UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2009

LEUCADIA NATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

NEW YORK

(State or Other Jurisdiction of Incorporation)

1-5721	13-2615557
(Commission File Number)	(IRS Employer Identification No.)

315 PARK AVENUE SOUTH, NEW YORK, NEW YORK 10010

(Address of Principal Executive Offices) (Zip Code)

212-460-1900

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 24, 2009, Capmark Financial Group Inc., Capmark Finance Inc. and Capmark Capital Inc. (collectively, “Capmark”) received approval from the U.S. Bankruptcy Court for the District of Delaware to complete the sale of its North American servicing and mortgage banking businesses to Berkadia Commercial Mortgage LLC (f/k/a Berkadia III, LLC) (“Berkadia”), a joint venture between Leucadia National Corporation and Berkshire Hathaway Inc.  The sale will be pursuant to the previously disclosed Asset Put Agreement, as amended to increase the purchase price from $490 million to $515 million, subject to adjustment as provided for in the Asset Put Agreement, and to convert to cash the $75 million note portion of the purchase price related to the Fannie Mae DUS Program.  At closing, Leucadia currently estimates that it will make an equity contribution to Berkadia of approximately $215 million to fund its share of the purchase price.

On November 30, 2009, Capmark exercised its put right under the Asset Put Agreement.  The closing of Berkadia’s acquisition of Capmark’s mortgage servicing and mortgage banking business is subject to satisfaction of certain customary closing conditions.  The transaction is expected to close by year end.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2009

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	Vice President and Chief Financial Officer

3